UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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box, inc.

(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

Starboard Value and Opportunity S LLC

Starboard Value and Opportunity C LP

Starboard Value and Opportunity Master Fund L LP

Starboard Value L LP

Starboard Value R LP

Starboard Value R GP LLC

Starboard x master Fund LTD

STARBOARD VALUE GP LLC

STARBOARD PRINCIPAL CO LP

STARBOARD PRINCIPAL CO GP LLC

JEFFREY C. SMITH

PETER A. FELD

DEBORAH S. CONRAD

JOHN R. MCCORMACK

XAVIER D. WILLIAMS

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of stockholders (the “Annual Meeting”) of Box, Inc., a Delaware corporation (the “Company”).

On May 17, 2021, Starboard issued the following press release and delivered the following letter to stockholders of the Company. The full text of the letter is also attached hereto as Exhibit 1 and is incorporated herein by reference.

STARBOARD DELIVERS OPEN LETTER TO BOX STOCKHOLDERS

Reiterates Significant Concerns with the Company’s $500 Million Convertible Preferred Equity Financing

Intends to Submit a Books and Records Request to Gather Additional Information Regarding the Company’s Review of Strategic Options that Resulted in the Financing and Proposed Upcoming Self-Tender

Expresses Disappointment with the Board’s Continued Refusal to Engage Constructively

NEW YORK, NY – May 17, 2021 /PRNewswire/ -- Starboard Value LP (together with its affiliates, “Starboard”), one of the largest stockholders of Box, Inc. (“Box” or the “Company”) (NYSE: BOX), with an ownership interest of approximately 8% of the Company’s outstanding shares, today delivered an open letter to Box stockholders reiterating its significant concerns with the Company’s $500 million convertible preferred equity financing and the Board’s continued refusal to engage constructively with Starboard. In the letter, Starboard also disclosed its intention to submit a Books and Records request, pursuant to Section 220 of the Delaware General Corporation Law, to inspect books and records relating to the Company’s review of strategic options, including the financing and the proposed upcoming “Dutch auction” self-tender.

The full text of Starboard’s open letter to Box stockholders follows and can also be viewed at the following link:

https://www.starboardvalue.com/wp-content/uploads/Starboard_Value_LP_Books_and_Records_Request_Letter_to_BOX_Stockholders_05.17.2021.pdf

A LETTER TO THE STOCKHOLDERS OF BOX, INC.

May 17, 2021

Dear Fellow Stockholders,

Starboard Value LP (together with its affiliates, “Starboard” or “we”) currently owns approximately 8.0% of the outstanding common stock of Box, Inc. (“Box” or the “Company”), making us one of the Company’s largest stockholders. As you know, on May 10, 2021, we nominated four highly qualified director candidates for election to the Board of Directors (the “Board”) of Box at the 2021 Annual Meeting of Stockholders. We chose to take this action after two years of engaging privately with the Company because, unfortunately, Box continues to deliver subpar financial results and stock price performance. This poor performance is further exacerbated by egregious corporate governance, highlighted by the Company’s most recent action to complete a $500 million convertible preferred equity financing (the “Financing”) that we believe has no bona fide business purpose and was done solely to entrench the Board and “buy the vote” ahead of a potential election contest with Starboard.

We believe the Board’s intent in consummating the Financing is clear and simple: to dilute the vote of common stockholders who have suffered through years of poor returns by placing more than 10% of the vote in the hands of new preferred investors who are contractually obligated to vote in accordance with the Board’s recommendations. These preferred investors were given a preferential instrument with better terms than the common shares we all own in exchange for providing their guaranteed vote of support for the Board.

With regard to the Financing, we recently became aware of the class action lawsuit filed in Delaware Chancery Court against the Board by the Building Trades Pension Fund of Western Pennsylvania (the “Complaint”). To be extremely clear, neither we, nor our advisors, had any role in initiating, encouraging, or effecting the lawsuit, and we had no knowledge of the lawsuit until after it was filed. We have reviewed the Complaint and related Motion to Expedite and believe there is merit in their concerns. In particular, we would highlight the below points from the Complaint as particularly noteworthy:

“The “strategic partnership,” however, is a sham designed to lock up a significant portion of the vote in favor of the Board’s recommended slate of directors. Specifically, simultaneous with the announcement of the Investment Agreement, the Board announced plans to use the proceeds to launch a “Dutch Auction” self-tender to purchase $500 million of common stock in the open market, indicating the Company had no operational need to raise capital.”

“Thus, the Board used the corporate apparatus to displace a diffuse group of stockholders free to vote against the Board’s recommended slate of directors with a bloc of shares required to vote in the Board’s favor. These series of transactions are bereft any bona fide strategic rationale and represent a pretext to buy the vote of a significant portion of the common stock eligible to vote in director elections.”

“However, through the Investment Agreement and planned share repurchase, the Board has inequitably and disloyally used corporate shares and resources to impede the stockholder base’s ability to effect change. The Board is actively working to undermine an anticipated proxy contest by using the corporate machinery to buy and secure the votes of well over 10% of the Company’s outstanding shares.”

It is important to note that the filing of this Complaint is a rather extraordinary action involving serious allegations against directors who appear to have acted out of an entrenchment motive in completing the ill-advised Financing. We are concerned that these directors approved such a clear and egregious, defensive-minded course of action without seeming to have fully contemplated its highly problematic implications. From what we understand, the corporate governance community has been abuzz about this overt entrenchment attempt since the Financing was first announced. It should have come as no surprise to the Board that the Financing would draw such heavy scrutiny and that a class action lawsuit would ultimately be filed.

We are not a party to the lawsuit, and we were not asked to participate. Our views are based solely on our own knowledge of the events and our review of the publicly filed Complaint and Motion to Expedite. We would encourage our fellow stockholders to read these filings for themselves.

After considering the allegations in the Complaint, we would ask our fellow stockholders to consider a simple question – was there any valid business purpose or material benefit to common stockholders in completing the Financing?

We believe the answer is clearly no and should highlight the true motive of this egregious and entirely unnecessary Financing. In fact, just a few months earlier, in January 2021, Box raised $345 million in gross proceeds through the issuance of convertible debt. We had communicated privately to the Board at that time that even the convertible debt financing was unnecessary, as the Company already had $225 million of net cash on its balance sheet, available capacity on its revolving credit facility, access to debt markets on an as-needed basis, and was generating positive free cash flow every quarter. Box stated that the purpose of such financing was for acquisitions and since that time has completed two small acquisitions for an aggregate cash purchase price of $60 million1.

Following the $345 million convertible debt issuance and the subsequent acquisitions but prior to the Financing, Box had approximately $535 million of cash on its balance sheet and also publicly disclosed that it expected to generate approximately $170 million of free cash flow in FY20222. This should have provided plenty of available liquidity for both acquisitions and buybacks; however, despite this significant and growing cash position, Box still chose to execute the Financing, which now leaves the Company with an estimated cash balance of greater than $1 billion, representing more than 25% of the Company’s current market capitalization. Recognizing there could be no valid business rationale for maintaining such a high cash balance, Box stated its intention to use the proceeds from the Financing to conduct a “Dutch auction” self-tender to repurchase $500 million of common stock. We believe it is transparently obvious that its goal in completing the Financing was simply to substitute common stockholders who have the ability to vote as they wish with preferred investors who are legally bound to vote in accordance with the Board’s recommendations.

Given these facts and circumstances, we have major concerns around the Board’s decision making process and independence, and we question whether members of the Board may have breached their fiduciary duties to common stockholders. Therefore, we are taking steps to prepare and submit a books and records request, pursuant to Section 220 of the Delaware General Corporation Law, to inspect certain books and records relating to the Company’s disclosed review of strategic options, including the Financing and the proposed upcoming “Dutch auction” self-tender. This request will allow us, on behalf of common stockholders, to gather more information and investigate the actions and motivations of the Company’s management team and Board as it relates to these transactions.

Clearly, the Company’s recent actions are emblematic of a Board that is not focused on the best interests of common stockholders. Unfortunately, while certain board members of Box may seem qualified individually, we believe it is clear that the Board as a whole is unable to uphold its duty to represent the best interest of the stockholders. When coupled with years of financial, operational, and stock price underperformance, as well as other significant governance deficiencies, we believe this is clear evidence of a need for change and, in particular, of a need for direct representation on the Board for common stockholders, truly and actively representing our collective best interests.

As we stated in our prior letters, we have attempted to engage with the Board in good faith to reach an acceptable outcome so that we can work together to represent the best interests of all stockholders. While the Board has thus far refused our attempts and appears to be unwilling to engage constructively, we remain open-minded about reaching a mutually agreeable solution.

1 Source: Company filings.

2 Source: Company filings.

We look forward to continuing to engage with our fellow stockholders and will keep you apprised of our findings following our review of information received through the books and records request. We also look forward to sharing our detailed views on, and plans for, Box in the coming weeks.

Thank you for your consideration and support.

Respectfully, /s/ Peter A. Feld Peter A. Feld Managing Member Starboard Value LP

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and fundamental approach to investing in publicly traded U.S. companies. Starboard seeks to invest in deeply undervalued companies and actively engage with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

Peter Feld, (212) 201-4878

Gavin Molinelli, (212) 201-4828

www.starboardvalue.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value LP, together with the other participants named herein (collectively, "Starboard"), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of stockholders of Box, Inc., a Delaware corporation (the "Company").

STARBOARD STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Starboard Value and Opportunity Master Fund Ltd (“Starboard V&O Fund”), Starboard Value and Opportunity S LLC (“Starboard S LLC”), Starboard Value and Opportunity C LP (“Starboard C LP”), Starboard Value and Opportunity Master Fund L LP (“Starboard L Master”), Starboard Value L LP (“Starboard L GP”), Starboard Value R LP (“Starboard R LP”), Starboard Value R GP LLC (“Starboard R GP”), Starboard X Master Fund Ltd (“Starboard X Master”), Starboard Value LP, Starboard Value GP LLC (“Starboard Value GP”), Starboard Principal Co LP (“Principal Co”), Starboard Principal Co GP LLC (“Principal GP”), Jeffrey C. Smith, Peter A. Feld, Deborah S. Conrad, John R. McCormack and Xavier D. Williams.

As of the date hereof, Starboard V&O Fund beneficially owns directly 6,872,443 shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”). As of the date hereof, Starboard S LLC directly owns 1,275,334 shares of Common Stock. As of the date hereof, Starboard C LP directly owns 746,496 shares of Common Stock. As of the date hereof, Starboard L Master directly owns 652,637 shares of Common Stock. Starboard L GP, as the general partner of Starboard L Master, may be deemed the beneficial owner of the 652,637 shares of Common Stock owned by Starboard L Master. Starboard R LP, as the general partner of Starboard C LP, may be deemed the beneficial owner of the 746,496 shares of Common Stock owned by Starboard C LP. Starboard R GP, as the general partner of Starboard R LP and Starboard L GP, may be deemed the beneficial owner of an aggregate of 1,399,133 shares of Common Stock owned by Starboard C LP and Starboard L Master. As of the date hereof, Starboard X Master directly owns 1,336,220 shares of Common Stock. As of the date hereof, 2,130,533 of Common Stock were held in an account managed by Starboard Value LP (the “Starboard Value LP Account”). Starboard Value LP, as the investment manager of each of Starboard V&O Fund, Starboard C LP, Starboard L Master and Starboard X Master and the Starboard Value LP Account and the manager of Starboard S LLC, may be deemed the beneficial owner of an aggregate of 13,013,663 shares of Common Stock directly owned by Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master, Starboard X Master and held in the Starboard Value LP Account. Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co and Messrs. Smith and Feld, as members of Principal GP and as members of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of 13,013,663 shares of Common Stock directly owned by Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master, Starboard X Master and held in the Starboard Value LP Account. As of the date hereof, Mr. McCormack directly beneficially owns 1,150 shares of Common Stock. As of the date hereof, Mr. Williams and Ms. Conrad do not own any shares of Common Stock.